Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2013 with respect to the consolidated balance sheet of Strategic Storage Trust, Inc. and Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year ended December 31, 2012, included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2013, as amended on Form 10-K/A filed with the Securities and Exchange Commission on April 5, 2013. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Los Angeles, California

September 23, 2013

Exhibit 23.2 - 1